                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)           December 18, 1996




                            FORTE COMPUTER EASY, INC.
             (Exact name of registrant as specified in its charter)



         Utah                       0-25634                       87-0365268
(State or other jurisdiction      (Commission               (IRS Employer
of incorporation)                File Number)              Identification No.)



1350 Albert Street, Youngstown, Ohio                                 44505
(Address of principal executive offices)                          (Zip Code)




Registrant's telephone number, including area code  (330) 746-3311



                                 Not applicable.
         (Former name or former address, if changed since last report.)

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

          On October 25, 1996, Forte Computer Easy, Inc., a Utah corporation ("Forte" or the "Company"), entered into an Agreement and Plan of Reorganization (the "Agreement") with AAP Holdings, Inc., a Delaware corporation ("AAPH"). The closing of the transactions contemplated by the Agreement occurred on December 18, 1996. Pursuant to the Agreement, Forte acquired all of the issued and outstanding shares of capital stock of American Architectural Products, Inc., a Delaware corporation ("AAP"), in exchange for 1,000,000 shares of the Series A Convertible Preferred Stock of Forte (the "Series A Preferred"). The Series A Preferred is convertible into 75,747,799.5 shares of the common stock, $.01 par value, of Forte, which is equal to sixty percent (60%) of the issued and outstanding shares of common stock of Forte on the closing date of the transaction (assuming that all shares of Series A Preferred and certain other shares which Forte has previously agreed to issue are issued and outstanding on the closing date). In addition, Forte issued to AAPH options to purchase up to 8,798,322 shares of Forte common stock, which is equal to 1.5 times the number of shares of Forte common stock subject to options previously issued by Forte which were outstanding on the closing date. The options issued to AAPH will be identical in price and exercise terms to the previously outstanding options.

          The Series A Preferred is voting preferred stock and AAPH has the right to vote together with the holders of the Forte common stock as a single class on all matters submitted to a vote of the shareholders of Forte, with each share of Series A Preferred having the same number of votes as the number of shares of Forte common stock into which such share of Series A Preferred could be convertible if converted in full on the record date for such shareholder vote.

          Also, pursuant to the Agreement, Forte delivered to AAPH an irrevocable proxy (the "Amedia Proxy") from Frank J. Amedia (who was the majority stockholder of Forte immediately prior to the closing date) ("Amedia"). The Amedia Proxy, which expires on December 31, 1997, grants AAPH the proxy to vote all shares of Forte common stock held by Mr. Amedia (29,006,499 of such shares of September 30, 1996) in favor of:

          A. A reincorporation of Forte in Delaware pursuant to a change of domicile merger (the "Reincorporation"), in which the following terms, among others, would apply:

                1.    The surviving corporation would be a Delaware corporation;

                2. The Certificate of Incorporation and Bylaws of the new Delaware corporation would be the Certificate of Incorporation and Bylaws of the surviving corporation;

                3. The directors and officers of Forte would be the directors and officers of the surviving corporation;

                4. The authorized capital of the surviving corporation would consist of 50 million common shares and 20 million preferred shares, with the preferred shares issuable in series as designated by the board of directors;

                5. Each outstanding share of common stock of Forte would be converted into one-tenth (1/10th) of a share of common stock of the surviving corporation;

                6. The name of the surviving corporation would be "American Architectural Products Corporation."

          B. Any matters submitted to the stockholders of Forte relating to the repayment of amounts owing by AAPH to MascoTech, Inc. under certain Promissory Notes dated August 29, 1996 in the original aggregate principal amount of $8,000,000 (the "MascoTech Promissory Notes") in accordance with the terms of the MascoTech Promissory Notes as in effect on the date of the Agreement (the "MascoTech Matter"); and

          C. As determined by AAPH in its sole discretion, as to any matters submitted to a vote of the stockholders of Forte as to which the shares of Series A Preferred are not permitted to vote in accordance with their terms but would have been permitted to vote had such shares of Series A Preferred been converted into Forte common stock in accordance with their terms prior to the record date for such vote.

          The granting of the Amedia Proxy may cause AAPH and Amedia to constitute a "group" within the meaning of Rule 13d-5(b)(1). For information regarding Amedia and his beneficial ownership of Forte stock, see Forte's Form 10SB/A filed November 22, 1996.

          Pursuant to the Agreement, AAPH agreed that it will vote all shares of Series A Preferred, and any shares of Forte common stock and proxies held by AAPH, in favor of the Reincorporation.

          On December 19, 1996, Forte held a special meeting of its board of directors for certain purposes, including, but not limited to, (i) accepting the resignations of all directors of (except Amedia, Charles E. Trebilcock and John Masternick), and (ii) expanding the board from six to eight members and appointing five new members of the board of directors and two new officers of Forte, resulting in a change in the majority of the board of directors of Forte.

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

          In connection with the transaction which is the subject of the Agreement, Forte acquired all of the issued and outstanding common stock of AAP. See the description of such transaction set forth under Item 1 above.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

          Pursuant to Item 7(a)(4) of Form 8-K, financial statements of AAP, and any required pro forma financial information, will be filed pursuant to an amendment to this Form 8-K as soon as practicable (but not later than 60 days following the date on which this report was required to have been filed).

          The Agreement was previously filed as Exhibit 1 to the Registrant's Current Report on Form 8-K dated October 25, 1996 (which is incorporated herein by reference).

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          FORTE COMPUTER EASY, INC.



Date: December 31, 1996                   By /s/  Frank J. Amedia
                                            --------------------------
                                             Frank J. Amedia
                                             President